Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

THIS Separation and Release Agreement (this “Agreement”), by and between Stephen S. Unger (“Executive”) and Quotient Limited (the “Company”), is dated as of November 2, 2016.

WHEREAS, the Executive and the Company entered into an Employment Agreement, dated March 5, 2014 (the “Employment Agreement”);

WHEREAS, the Executive and the Company have agreed that Executive’s employment with the Company and its affiliates terminated on November 2, 2016 (the “Termination Date”); and

WHEREAS this Agreement serves to set forth the terms and conditions of the Executive’s termination of employment from the Company and its affiliates.

NOW, THEREFORE, the Executive and the Company agree as follows:

1.	Termination from the Company. The Executive’s employment with the Company and its affiliates terminated on the Termination Date. As of the Termination Date, Executive will resign all positions he holds as an officer, director and employee of the Company and its affiliates, and will promptly execute such documents and take such actions as may be necessary or reasonably requested by the Company to effectuate or memorialize the resignation from such positions.

2.	Certain Obligations, Payments and Benefits.

(a)	Subject to Executive’s compliance with Sections 6, 12 and 13 of the Employment Agreement and Section 8 of this Agreement, the Company shall pay to the Executive an amount equal to $325,000, in a lump sum on the first regularly scheduled payroll date following his execution of this Agreement (the “Payment Date”), and provide the Executive continued participation in the Company’s medical and life insurance plans on the same basis on which Executive or any of his eligible dependents participated as of the Termination Date. Such twelve months of continued participation shall count towards the Executive’s 18-month COBRA continuation coverage.

(b)	Executive and the Company further agree, subject to Executive’s compliance with Sections 6, 12 and 13 of the Employment Agreement and Section 8 of this Agreement:

(i)	Executive holds an option to purchase 32,000 ordinary shares of the Company, dated June 28, 2013. Such option shall remain exercisable until November 2, 2017, after which it will be forfeited to the extent not previously exercised.

(ii)	Executive holds an option to purchase 67,200 ordinary shares of the Company, dated March 4, 2014 (the “March 2014 Option”), 22,400 of which remain unvested as of the Termination Date. Such 22,400 unvested options shall vest on March 4, 2017. The March 2014 Option, to the extent vested, shall remain exercisable until November 2, 2017, after which it will be forfeited to the extent not previously exercised.

(iii)	Executive holds an option to purchase 50,800 ordinary shares of the Company, dated April 29, 2014 (the “April 2014 Option”), 16,933 of which remain unvested as of the Termination Date. Such 16,933 unvested options shall vest on April 29, 2017. The April 2014 Option, to the extent vested, shall remain exercisable until November 2, 2017, after which it will be forfeited to the extent not previously exercised.

(iv)	Executive holds an option to purchase 22,500 ordinary shares of the Company, dated May 20, 2015, 15,000 of which remain unvested as of the Termination Date (the “May 2015 Option”). The May 2015 Option shall vest with respect to an additional 7,500 ordinary shares on May 20, 2017. The balance of the May 2015 Option (covering 7,500 ordinary shares) shall be forfeited on the Termination Date. The May 2015 Option, to the extent vested, shall remain exercisable until November 2, 2017, after which it will be forfeited to the extent not previously exercised.

(v)	Executive holds an option to purchase 15,000 ordinary shares of the Company, dated June 1, 2016, (the “June 2016 Option”), all of which remain unvested as of the Termination Date. The June 2016 Option shall vest with respect to an additional 5,000 ordinary shares on June 1, 2017. The balance of the June 2016 Option (covering 10,000 ordinary shares) shall be forfeited on the Termination Date. The June 2016 Option, to the extent vested, shall remain exercisable until November 2, 2017, after which it will be forfeited to the extent not previously exercised.

(vi)	Executive holds an award of 22,500 multi-year restricted share units, dated May 20, 2015, all of which shall be forfeited on the Termination Date.

(vii)	Executive holds an award of 15,000 multi-year restricted share units, dated June 1, 2016 (the “June 2016 MRSUs”), all of which shall be forfeited on the Termination Date.

(c)	For the avoidance of doubt, the Executive’s rights to the payments and benefits under Sections 2(a) and 2(b) hereof shall be forfeited if he breaches Section 6, 12 or 13 of the Employment Agreement or Section 8 of this Agreement.

(d)	Executive shall be entitled to payments and benefits which as of the Termination Date are vested under the Company’s group health benefit and retirement plans, if any.

(e)	On the first payroll date following the Termination Date, the Company shall pay the Executive an amount in full satisfaction of his accrued and unused vacation and paid time-off time, such amount to be agreed between the Company and the Executive.

(f)	Upon presentation to the Company within 30 days of the Termination Date of documentation reasonably acceptable to the Company, the Company shall reimburse Executive for unpaid business expenses incurred by him prior to the Termination Date in accordance with Company policy.

3.	Executive Acknowledgement. Executive acknowledges that the amounts set forth in Section 2 comprise the sole consideration the Executive is entitled to in connection with his employment and the termination thereof.

4.	Release of Claims.

(a)	In consideration for the payments and benefits set forth in Section 2 hereof, Executive (on his own behalf and on behalf of his heirs, executors, and administrators) agrees to and hereby does unconditionally waive, release and forever discharge the Company and any and all of its past, present or future parents, subsidiaries, affiliates, and related persons or entities, including, but not limited, to all of its or their officers, directors, managers, employees, shareholders, members, partners, agents, attorneys, and successors and assigns (the “Released Parties”), from any and all actions, claims, demands and damages, whether actual or potential, known or unknown, which he has, may have or claim to have, against the Released Parties as of the date he signs this Agreement, including, without limitation, any and all claims related or in any manner incidental to (i) Executive’s employment with the Company through and including the Termination Date and (ii) any events that have transpired prior to and including the date of the Agreement. All such claims are forever barred by this Agreement regardless of the forum in which such claims might be brought, including, but not limited to, claims (x) under any federal, state or local law governing the employment relationship through the Termination Date (including, but not limited to, Title VII of the Civil Rights Acts of 1964 and 1991, the Americans with Disabilities Act, the Family Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act, the Worker Adjustment and Retraining Notification Act, the New York State Human Rights Law and Sexual Orientation Non-Discrimination Act, the New York City Human Rights Law and any state, local, and other federal employment laws, and any amendments to any of the foregoing or (y) under the common law for breach of contract, wrongful discharge, personal injuries and/or torts. The Executive understands that this is a general waiver and release of all claims, known or unknown, that he may have against the Released Parties based on any act, omission, matter, cause or thing that occurred through the date of his execution of this Agreement.

(b)	The above release does not waive claims (i) that may arise after the date the Executive signs this Agreement, (ii) which cannot be released by private agreement or (iii) under this Agreement. In addition, this Agreement does not extend to, release or modify any rights to indemnification or advancement of expenses to which the Executive is entitled from the Company or its insurers under the Company’s certificate of incorporation, bylaws, or other corporate governing documents or applicable law.

(c)	Additionally, the parties agree that this Agreement shall not preclude the Executive from filing any charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other governmental agency or from in any way participating in any investigation, hearing, or proceeding of any government agency (though the Executive affirmatively waives any right to receive individual relief in connection with his participation in such claims).

(d)	Executive acknowledges and agrees that he is providing the waiver and release set forth herein in exchange for consideration in addition to anything of value to which Executive may already have been entitled.

5.	Affirmations. Executive affirms that he has not filed or caused to be filed, and is not a party to, any claim, complaint, or action against the Company or any of its affiliates in any forum or form. Executive also affirms that he has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act.

6.	Restrictive Covenants. Executive acknowledges and agrees that any and all of the covenants set forth in Sections 6, 12 and 13 of the Employment Agreement will continue in full force and effect in accordance with the terms and conditions thereof notwithstanding the termination of his employment.

7.	Company Property. Executive agrees to return to the Company all work product, electronic devices and other property of the Company, including, but not limited to, equipment, supplies, keys, security items, credit cards, passwords and electronic devices, within 7 days following the Termination Date.

8.	Non-Disparagement. Executive agrees that he will not at any time defame, disparage or make statements or disparaging remarks which could embarrass or cause harm to the Company, its affiliates, or its or their officers, directors, managers, employees or shareholders. This Section 8 does not apply to statements made pursuant to court proceedings or under penalty of perjury; provided, however, that the Executive agrees to give the Company advance notice of such an event, to the extent practicable. Executive shall refer all inquiries from the Company’s employees and investors regarding his termination to Paul Cowan.

9.	Consultation with Attorney; Voluntary Agreement. Executive acknowledges that (a) the Company has advised him of his right to consult with an attorney of his own choosing prior to executing this Agreement, (b) Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) Executive is entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration.

10.	Governing Law. This Agreement will be governed by and construed and enforced according to the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

11.	Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city, foreign or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided hereunder, and Executive shall be responsible for any taxes imposed on him with respect to any such payment.

12.	Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes, terminates, and replaces any prior or contemporaneous understandings or agreements with respect thereto, except for Sections 6, 12 and 13 of the Employment Agreement, which shall remain in full force and effect in accordance with its terms.

13.	Sections 409A and 457A. This Agreement and the payments to be made hereunder are intended to comply with, or be exempt from, Sections 409A and 457A of the Internal Revenue Code of 1986 and the regulations and guidance issued thereunder, each as amended, and this Agreement will be interpreted, and all tax filings with the Internal Revenue Service will be made, in a manner consistent with that intent.

14.	Modifications. This Agreement may not be changed, amended, or modified unless done so in a writing signed by the Company and Executive.

15.	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first written above.

STEPHEN S. UNGER

/s/ Stephen Unger
Date: November 9, 2016

QUOTIENT LIMITED

By: /s/ Paul Cowan
Name: Paul Cowan
Title: Chief Executive Officer
Date: November 2, 2016